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February 1, 2008

Phoenix Life Insurance Company
PHL Variable Insurance Company
Phoenix Life and Annuity Company
ATTN: Noreen O'Connell
One American Row
P.O. Box 5056
Hartford, CT 06102-5056

Re: Assignment of the Participation Agreements

Dear Noreen:

   We are writing to you to inform you of an upcoming change in the ownership of Rydex Distributors, Inc. (the "Distributor"), which is a wholly owned subsidiary of Rydex Holdings, Inc. ("Rydex"). Recently, Rydex entered into an agreement with Security Benefit, whereby Security Benefit will acquire Rydex as a new and separate line of business under Security Benefit's holding company. The transaction is expected to occur in the first quarter of 2008.

   We do not expect the proposed transaction to have any impact on the obligations described in your Participation Agreements with the Distributor. In fact, your agreements with the Distributor will continue under the same terms and conditions. As a separate line of business, Rydex Distributors, Inc. will remain a party to the Agreements with Phoenix Life Insurance Company, PHL Variable Insurance Company and Phoenix Life and Annuity Company retaining all rights and responsibilities under the agreements. However, the closing of that transaction will result in a change of control of the Distributor and thus be deemed an assignment of your agreements as defined in the Investment Company Act of 1940. As you know, your agreements with the Distributor state that we may not assign the agreements without your written consent. Therefore, we are asking for your consent to this assignment.

   Please sign and date this letter and return it to the attention of Roberta Boyd. If we do not receive your consent to the assignment, our agreements with you may terminate.

   If you have any questions about the proposed transaction, please contact me at 301.296.5183 or our staff attorney, Roberta Boyd, at 301.296.5466.

Sincerely,

[SIGNATURE APPERES HERE]

Kevin Farragher
Sr. Vice President
Rydex Distributors, Inc.

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The undersigned hereby consents to the assignment of the Participation
Agreements dated May 30, 2003, with Rydex Distributors, Inc.

Firm: Phoenix Life Insurance Company
      PHL Variable Insurance Company
      Phoenix Life and Annuity Company

By:    /s/ Gina Collopy O'Connell
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Name:  Gina Collopy O'Connell
Title: Senior Vice President

February 1, 2008
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